Exhibit (h)(18)

AMENDMENT NO. 2
TO ACCOUNTING SERVICES AGREEMENT

        THIS AMENDMENT NO. 2 TO ACCOUNTING SERVICES AGREEMENT (this “Amendment”), effective as of the 31st day of August, 2005, by and between TD Asset Management USA Inc. (“TDAM” or “Customer”), as successor to TD Waterhouse Investor Services, Inc. (“TDWIS”) and SEI Investments Global Funds Services (formerly SEI Investments Mutual Fund Services), a Delaware business trust (“SEI”).

        WHEREAS, TDWIS, and SEI entered into an Accounting Services Agreement, dated as of the 1st day of September, 2000, as amended by Amendment No. 1 to the Accounting Services Agreement, dated as of May 31, 2005, pursuant to which TDAM replaced TDWIS as Customer thereunder (as so amended, the “Agreement”).

        WHEREAS, pursuant to the Agreement, among other things, SEI has agreed to provide certain fund accounting and related portfolio accounting services with respect to the Portfolios;

        WHEREAS, TDAM and SEI desire to amendment the Agreement as provided herein.

        NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.	Article 3 (Allocation of Charges and Expenses). Article 3 (Allocation of Charges and Expenses) is hereby deleted and replaced in its entirety as follows:

ARTICLE 3. Allocation of Charges and Expenses. SEI shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Customer shall reimburse SEI for its reasonable out-of-pocket expenses incurred on behalf of the Customer, including (but not limited to) pricing services fees, municipal rate resets and ratings updates and all other reasonable administrative expenses incurred by SEI in the performance of its duties hereunder in accordance with agreed upon procedures. SEI shall provide Customer documentation evidencing out-of-pocket expenses and their allocation as reasonably requested by Customer.

2.	Article 7 (Term and Termination).

2.1	The first paragraph of Article 7 (Term and Termination), is hereby deleted in its entirety and replaced as follows:

ARTICLE 7. Term and Termination. This Agreement shall become effective upon the date first written above. The initial term of this Agreement will commence as of the first date the Customer receives fund accounting services hereunder and will continue in effect until the 1st day of September 2007. This Agreement shall be binding on all successors and permitted assignees of the parties.

2.2	The first sentence of the second paragraph of Article 7 (Term and Termination), is hereby deleted in its entirety and replaced as follows:

Upon conclusion of the initial term, this Agreement will automatically remain in full force and effect for successive one-year periods, unless the Agreement is terminated, as provided below.

2.3	The third paragraph of Article 7 (Term and Termination) is hereby deleted in its entirety.

3.	Article 9 (General Provisions; Notice). The address given under Article 9 (General Provisions; Notice) for Customer shall be amended to read as follows:

TD Asset Management USA Inc. 100 Wall Street New York, New York 10005 Attention: General Counsel

4.	Article 12 (Assignment). Article 12 (Assignment) is hereby deleted and replaced in its entirety as follows:

SEI and Customer will each have the right to assign or delegate all or part of its respective rights, responsibilities, or duties hereunder to any subsidiary, parent or affiliate of SEI or Customer owned by or affiliated with such party upon the provision of prior written notice to the other party, but no such assignment or delegation will relieve Customer of its payment obligations under Article 4 hereof. Such assignment or delegation will be valid only so long as the assignee or delegate remains a subsidiary, affiliate or parent of SEI or Customer and in the event of any such assignment, SEI or Customer will remain responsible for the acts of any such entity. SEI will only assign or delegate its responsibilities or duties without the consent of Customer to a subsidiary, parent or affiliates equally capable of performing the services agreed to herein. Except as otherwise provided herein, any other assignment or delegation by either party hereto will require the prior written approval of the other party hereto.

5.	Schedule A (Portfolios). Schedule A (Portfolios) is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

6.	Schedule C (Fund Accounting Fees). Schedule C (Fund Accounting Fees) is hereby deleted in its entirety and replaced as set forth in Attachment 2 hereto.

7.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect; provided that all references in the Agreement to “Customer” shall refer to TDAM and not to TDWIS.

8.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

9.	Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law provisions.

        IN WITNESS WHEREOF,  the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

TD ASSET MANAGEMENT USA INC.

By:___________________________________
Name:
Title:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:___________________________________
Name:
Title:

Attachment 1

SCHEDULE A

PORTFOLIOS

TD Waterhouse Family of Funds, Inc.

Money Market Portfolio U.S. Government Money Market Portfolio Municipal Money Market Portfolio California Municipal Money Market Portfolio New York Municipal Money Market Portfolio

TD Waterhouse Plus Funds, Inc.

Money Market Plus Portfolio

Attachment 2

SCHEDULE C
FUND ACCOUNTING FEES

Annual Asset Based Fee:

Basis Points	Aggregate Assets

1.25 basis points (0.0125%)	on the first $5 billion of aggregate assets
1.00 basis points (0.0100%)	on the next $5 billion of aggregate assets
0.50 basis points (0.0050%)	on aggregate assets in excess of $10 billion

Annual Minimum Fees:

Annual Fund Complex* Minimum	$ 700,000
Annual fee for each additional domestic portfolio	50,000
Annual fee for each additional international portfolio**	65,000
Annual fee for each additional class	15,000

*	The term “Fund Complex” as used herein refers to each of the Portfolios set forth on Schedule A of this Agreement.
**	The term “international portfolio” as used herein refers to any portfolio consisting of greater than 30% of its assets traded and held in a custodial account in non-United States securities markets.

Out of Pocket Fees:

TDAM will reimburse certain out-of-pocket costs incurred by SEI as set forth in Article 3 of the Agreement.

ACKNOWLEDGED AND AGREED TO:

TD ASSET MANAGEMENT USA INC.

By: ____________________________________________________ Name: Title: Date:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By: ____________________________________________________ Name: Title: Date: